Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-169100) of our report dated March 31, 2011, relating to our audit of the consolidated financial statements, included in this Annual Report on Form 10-K of Ameresco, Inc. and Subsidiaries for the year ended December 31, 2010.
/s/McGladrey & Pullen, LLP
MCGLADREY & PULLEN, LLP
Boston, Massachusetts
March 31, 2011